Exhibit 10.1

Gemstar-TV Guide International, Inc.

Non-Employee Director1 Compensation Policy,

as amended and restated on October 20, 2005

Type of Compensation	Amount
Annual retainer	$35,000[2] cash or common stock
Board meeting fee	$1,500 cash
Committee meeting fees for Compensation and Nominating Committees	$1,000 cash
Committee meeting fees for Audit Committee	$2,500 cash
Annual equity awards	Restricted stock units equal to $60,000[3]
Equity ownership guideline	Five (5) times proposed annual retainer amount received by the director in market value within five years of election to the Board of Directors[4]

Annual Retainer: A director may elect5 to have the annual retainer paid in cash (in a single payment) or to receive shares of common stock having a value equal to $35,000.

[1]	Messrs. K. Rupert Murdoch, David F. DeVoe, Peter Chernin and Ms. Anthea Disney do not currently receive any compensation under this Policy for their service as directors.

[2]	Annual retainer will be paid on or around January 1 of a given year (or as soon as practicable thereafter). For newly elected or appointed directors (i.e., directors not serving on January 1 of a given year), the annual retainer will be paid as soon as practicable following such election or appointment and will be reduced pro rata based on the number of months served in the year of election or appointment to the Board of Directors.

[3]	Annual equity awards will be made on the day of the annual stockholders’ meeting. For newly elected directors (i.e., directors not elected at an annual stockholders’ meeting), the amount of the award will be reduced pro rata based on the number of months served during the twelve-month period commencing with the annual stockholders meeting immediately prior to such director’s election or appointment to the Board of Directors.

[4]	For existing directors, the equity ownership guideline is expected to be met on or before November 2008 or the fifth year following the director’s election or appointment as a director, whichever is later.

•	Cash: $35,000 annually (paid in a single payment), or

•	Common Stock:

Number: The number of shares of common stock granted would be determined by dividing $35,000 by the closing price per share of the Company’s common stock on the NASDAQ National Market Reporting System (or successor system) on the date of grant rounded down to the nearest whole number of shares. For example, at a $4.50 stock price, the director would be awarded 7,777 shares of common stock.

Termination: Upon termination of service on the Board of Directors, any shares of common stock subject to a deferral will be paid.

Annual Equity:

•	Restricted Stock Units:

Number: The number of restricted stock units granted would be determined by dividing $60,000 by the closing price per share of the Company’s common stock on NASDAQ on the date of grant rounded down to the nearest whole number of shares.

Vesting: Restricted stock units paid pursuant to the annual equity award will be paid out on the one-year anniversary of the grant date, provided a director then continues in service on the Board of Directors, unless a director has made a prior deferral election.5

Dividends: The directors will receive dividend equivalent rights on the restricted stock units. The dividend equivalent rights will be credited to the directors’ account and will be converted into additional restricted stock units based on the closing price per share of the Company’s common stock on the record date.

Termination: Upon termination of service on the Board of Directors due to death or disability, restricted stock units will be settled through payment in the form of the Company’s common stock.

[5]	For existing directors, elections to receive the annual retainer in cash or common stock and deferral elections for both the annual retainer and annual equity awards must be made prior to the end of the previous calendar year. New directors must make deferral elections either prior to or contemporaneous with their election to the Board of Directors for the election to be effective for their first year of service. An election to defer must be made for a minimum of two years or, if earlier, until termination of service on the Board of Directors.